Exhibit 99.2

Investor Contact: Steve Kunszabo Iridium Communications Inc. +1 (703) 287-7570 steve.kunszabo@iridium.com	Press Contact: Ashley Eames Iridium Communications Inc. +1 (703) 287-7476 ashley.eames@iridium.com

IRIDIUM PRICES $100 MILLION PRIVATE OFFERING OF

7% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE

PREFERRED STOCK

MCLEAN, Va. – September 28, 2012 – Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today announced that it has priced a private offering of 1,000,000 shares of 7% Series A Cumulative Perpetual Convertible Preferred Stock, with a liquidation preference of $100 per share (the “Preferred Stock”).

The Preferred Stock will be sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to other qualified investors in reliance on Regulation S under the Securities Act. The sale of the Preferred Stock is expected to close on October 3, 2012, subject to customary closing conditions.

Holders of the Preferred Stock will be entitled to receive cumulative cash dividends, if and when declared by Iridium’s board of directors, accruing at a rate of 7% per annum (equivalent to an annual rate of $7.00 per share), subject to adjustment in certain circumstances. The dividend on each share of Preferred Stock is payable quarterly in arrears, commencing on December 15, 2012.

The Preferred Stock will be convertible, at the holder’s option, into common stock of Iridium at an initial conversion rate of 10.6022 shares of common stock per share of Preferred Stock, which is equivalent to an initial conversion price of approximately $9.43 per share. The conversion price will be subject to customary adjustments in specified circumstances.

On or after October 3, 2017, the Company may, at its option, cause the conversion of some or all of the Preferred Stock into common stock at the then prevailing conversion rate, subject to specified conditions. Iridium estimates that the net proceeds from the offering will be approximately $97 million, after deducting the initial purchaser’s discounts. The Company intends to use the net proceeds of the offering to help fund the continued development of Iridium NEXT and for other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Preferred Stock or the shares of common stock into which the Preferred Stock is convertible, nor shall there be any sale of the Preferred Stock or such common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Preferred Stock and the common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

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